Exhibit 4.2

DESCRIPTION OF SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

PCTEL, Inc. (“PCTEL,” the “Company,” “we,” “us,” and “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock, par value $0.001 per share (the “Common Stock”).

DESCRIPTION OF COMMON STOCK

The following description of our Common Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our Bylaws, as amended (the “Bylaws”), each of which are incorporated by reference as an exhibit to our most recent Annual Report on Form 10-K, of which this exhibit is a part. We encourage you to read our Certificate of Incorporation, our Bylaws and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) for additional information.

Authorized Capital

Our Certificate of Incorporation currently authorizes the issuance of one-hundred million (100,000,000) shares of Common Stock, and five million (5,000,000) shares of preferred stock, with a par value of $0.001 (the “Preferred Stock”). Subject to our stockholders’ approval, the number of authorized shares of Common Stock will be reduced to 50,000,000 shares.  Our Common Stock is listed and principally traded on The Nasdaq Global Select Market under the symbol “PCTI.”

There are currently no shares of Preferred Stock outstanding.  However, our Board of Directors is authorized to approve the issuance of one or more series of Preferred Stock without further authorization of our stockholders and to fix the number of shares, the designations, the relative rights and the limitations of any series of Preferred Stock. As a result, our Board of Directors, without stockholder approval, could authorize the issuance of Preferred Stock with voting, conversion and other rights that could proportionately reduce, minimize or otherwise adversely affect the voting power and other rights of holders of Common Stock or other series of Preferred Stock.

Dividend Rights

The holders of Common Stock are entitled to receive their proportionate share of the dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available for that purpose.  Dividends may be paid in cash, in property, or in shares of the Company’s capital stock.  Holders of Common Stock may not receive dividends until we have satisfied our obligations to the holders of outstanding Preferred Stock, if any.

Voting Rights

Holders of Common Stock have the exclusive power to vote on all matters presented to our stockholders, unless the DGCL or the certificate of designation for an outstanding series of Preferred Stock gives the holders of that series of Preferred Stock the right to vote on certain matters.  Holders of Common Stock are entitled to one vote for each share on all matters voted on by stockholders, including the election of directors.

Our Board of Directors is divided into three classes. Each year, one class of directors stands for election for a three-year term.  When a quorum is present or represented at any meeting, each director is elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.   The vote of the holders of a majority of the shares having voting power present in person or represented by proxy decides any other question brought before such meeting, unless the question is one upon which, by express provisions of the statutes, Certificate of Incorporation, or Bylaws, a different vote is required.  See “Anti-takeover Provisions Contained in Our Certificate of Incorporation and Bylaws”.

If, at the time of filling any vacancy or any newly created directorship, the directors then in office constitute less than a majority of the whole Board (as constituted immediately prior to any such increase), then the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office as aforesaid, which election shall be governed by the provisions of Section 211 of the DGCL as far as applicable.

Liquidation Rights

In the event of a liquidation, dissolution or winding up of PCTEL, the holders of Common Stock are entitled to their proportionate share of all assets remaining after payment of liabilities, after taking into consideration the prior distribution rights of Preferred Stock, if any, then outstanding.

Fully Paid and Nonassessable

All outstanding shares of our Common Stock are fully paid and nonassessable. This means the full purchase price for the outstanding shares of Common Stock has been paid and the holders of such shares will not be assessed any additional amounts for such shares. Any additional Common Stock that we may issue in the future will also be fully paid and nonassessable.

Other Rights and Preferences

The holders of Common Stock do not have any conversion rights or any preemptive rights to subscribe for stock or any other securities of the Company. There are no redemption or sinking fund provisions applicable to our Common Stock.

Anti-takeover Provisions Contained in Our Certificate of Incorporation and Bylaws

Certain provisions of our Certificate of Incorporation and Bylaws may make it less likely that our management would be changed or someone would acquire control of the Company without the Board’s consent. These provisions may delay, defer or prevent a change in control or takeover attempts that stockholder may believe are in their best interests, including tender offers or attempts that might allow stockholders to receive premiums over the market price of their Common Stock.

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Effect of Preferred  Stock. Our Board of Directors may at any time, under our Certificate of Incorporation and without stockholder approval, issue one or more new series of Preferred Stock. In some cases, the issuance of Preferred Stock without stockholder approval could discourage or make more difficult attempts to take control of the Company through a merger, tender offer, proxy contest or otherwise. Preferred Stock with special voting rights or other features issued to persons favoring our management could stop a takeover by preventing the person trying to take control of the Company from acquiring enough voting shares necessary to take control.

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Certain Effects of Authorized but Unissued Stock.  Authorized but unissued shares of Common Stock and Preferred Stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public or private offerings to raise additional capital and for corporate acquisitions. The Company could also use additional shares to dilute the stock ownership of persons seeking to obtain control of the Company.

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Supermajority Approval of Amendments to Certificate of Incorporation and Bylaws. Stockholders must approve certain amendments to our organizational documents by a supermajority vote, which can delay, defer or prevent a change in control.  The affirmative vote of 66 2/3% of the voting power of the then outstanding shares voting as a single class, shall be required for the adoption, amendment, or repeal of the following sections of the Bylaws by the stockholders of the Company: Section 2.2 (Annual Meeting) and Section 2.3 (Special Meeting) and the following sections of the Certificate of Incorporation: Article Seventh (Staggered Board of Directors) and Article Ninth (Amendment of Article Seventh).

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Director Nomination, Election Procedures, and Classified Board. In order to nominate candidates for the Board of Directors, a stockholder must follow the advance notice procedures described in our Bylaws. In general, a stockholder must submit a written notice containing certain information not less than 120 days prior to the date of our proxy statement for the previous year’s annual meeting of stockholders. Directors are elected by a plurality of the votes, meaning that the candidates receiving the greatest number of votes are elected, regardless of whether or not they receive a majority of the votes cast.  As a result, “vote no” campaigns to unseat incumbent directors may be ineffective in uncontested elections. Further, the Company has three classes of directors elected to serve staggered three-year terms, which means stockholders can only elect, or remove, a limited number of directors in a given year.

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Stockholder Proposal Procedures. Stockholders can propose director nominations or other business to the Board of Directors to be considered at an annual meeting of stockholders, only if the stockholder follows the advance notice procedures described in our Bylaws. In general, a stockholder must submit a written notice containing certain information not less than 120 days prior to the date of our proxy statement for the previous year’s annual meeting of stockholders.

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Right to Call Special Meeting and Action by Written Consent.  The Certificate of Incorporation and Bylaws require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. In addition, special meetings of our stockholders may be called only by the Board of Directors or some of our officers.